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                                                                      EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Boards of Trustees of
   Sterling Capital Small Cap Value Fund and BB&T Funds:

We consent to the incorporation of our report dated December 22, 2005 relating to the October 31, 2005 financial statements and financial highlights of the Sterling Capital Small Cap Value Fund. We also consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
May 18, 2006